FIRST AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

Virtus Strategy Trust

This First Amended and Restated Expense Limitation Agreement (the “Agreement”), effective as of January 28, 2022, amends and restates that certain Expense Limitation Agreement effective as of February 1, 2021, by and among Virtus Investment Advisers, Inc. (“Virtus”), Allianz Global Investors U.S. LLC (“AllianzGI U.S.”) and Virtus Strategy Trust (the “Trust”). The parties to this Agreement hereby agree as follows:

1.    The Trust is an open-end management investment company which has multiple separate investment portfolios. This Agreement shall cover each existing investment portfolio and each investment portfolio established by the Trust after the effective date of this Agreement that the Trust and Virtus agree shall be covered by this Agreement (each investment portfolio covered by this Agreement, a “Covered Fund”). The Covered Funds are listed on Schedule A, which Schedule may be amended or supplemented from time to time to add additional Covered Funds.

2.    Pursuant to an Investment Advisory Agreement or Investment Management Agreement between the Trust and Virtus dated on or after February 1, 2021 (as from time to time in effect, the “Management Agreement”), the Trust has retained Virtus to provide the Trust and each Covered Fund, and each Covered Fund’s shareholders with investment management services.

3.    AllianzGI U.S. was previously the primary investment adviser of the Trust and the parties hereto intend for AllianzGI U.S. to have the right to recoup certain amounts previously waived or reimbursed by it to the Covered Funds.

4.    With respect to each class of shares (each a “Class”) of each Covered Fund, as used in this Agreement:

(a)    “Attributable Class Operating Expenses” means the actual Covered Fund operating expenses, including organizational expenses, that are attributable to the Class other than interest, any other fees or expenses relating to financial leverage or borrowing (such as commitment, amendment or renewal expenses on credit or redemption facilities), taxes, extraordinary, unusual or infrequently occurring expenses (such as litigation), brokerage commissions, expenses incurred in connection with any merger or reorganization, Underlying Fund Expenses and dividend expenses, if any (each expressed as a percentage of average daily net assets), prior to any waiver, reduction or reimbursement by Virtus under this Agreement, but after any waiver, reduction or reimbursement by Virtus or its affiliates under any other agreement, including, without limitation, any investment advisory fee waiver agreement or administrative fee waiver agreement;

(b)    “Effective Class Operating Expenses” means the Covered Fund operating expenses, including organizational expenses, paid by the Class, other than interest, any other fees or expenses relating to financial leverage or borrowing (such as commitment, amendment or renewal expenses on credit or redemption facilities), taxes, extraordinary, unusual or infrequently occurring expenses (such as litigation), brokerage commissions, expenses incurred in connection with any merger or reorganization, Underlying Fund Expenses and dividend expenses, if any (each expressed as a percentage of average daily net assets), after any waiver, reduction or reimbursement by Virtus or its affiliates under this Agreement or under any other agreement;

(c)    “Expense Limit” means the “Net Annual Fund Operating Expense Limit” listed for the Class of the Covered Fund on Schedule A hereto;

(d)    “Annual Excess Amount” means the extent to which the annual Attributable Class Operating Expenses of the Class for a fiscal year (or portion thereof if the Covered Fund commenced operations as a series of the Trust during the course of such fiscal year) exceed the Expense Limit for that Class; and

(e)    “Underlying Fund Expenses” means any fees and expenses incurred indirectly by the Class of the Covered Fund as a result of investment by the Covered Fund in shares of one or more “investment companies” (within the meaning of the 1940 Act (defined below)) or entities that would be “investment companies” but for the exceptions from that definition provided for in sections 3(c)(1) and 3(c) (7) of the 1940 Act.

5.    Each month, the Attributable Class Operating Expenses of each Class of each Covered Fund for such month shall be annualized as of the last day of the month. Until the Expense Limitation Expiration Date of such Covered Fund as specified in Schedule A, if such annualized Attributable Class Operating Expenses exceed the Expense Limit of a Class, Virtus shall waive, reduce or reimburse the management fee it is entitled to receive from that Class under the Management Agreement or otherwise reimburse Covered Fund expenses for that month by an amount such that the annualized Effective Class Operating Expenses of such Class for such month equal the Expense Limit.

6.    If in any month during which the Management Agreement is in effect, the annualized Attributable Class Operating Expenses of a particular Class of such Covered Fund are less than the Expense Limit of such Class, then

(i)

AllianzGI U.S. will be entitled to reimbursement by such Class of any or all management fees previously waived, reduced or reimbursed by AllianzGI U.S. or other expenses reimbursed by AllianzGI U.S. prior to the date when Virtus became investment adviser to the Trust pursuant to any expense limitation agreement (such agreements, collectively, the “AllianzGI U.S. ELA”) between MST and AllianzGI U.S. and not subsequently reimbursed to AllianzGI U.S. pursuant to the AllianzGI U.S. ELA or this paragraph (the “AllianzGI Class Reimbursement Amount”); and

(ii)

Following the full satisfaction and payment of any remaining AllianzGI Class Reimbursement Amount by such Class, Virtus will be entitled to reimbursement by such Class of any or all management fees previously waived, reduced or reimbursed by Virtus or other expenses reimbursed with respect to that Class pursuant to this Agreement and not subsequently reimbursed to Virtus pursuant to this paragraph (the “Virtus Class Reimbursement Amount”);

in each case, to the extent that the Attributable Class Operating Expenses of that Class of the Covered Fund for such month plus the amount so reimbursed, when annualized, does not exceed the lower of (a) the Expense Limit of that Class or (b) the equivalent expense limitation amount that was in place for that Class at the time of the original waiver, reduction or reimbursement; provided, however, that no amount would be reimbursed by such Class more than three years after the date on which it was incurred or waived by Virtus; provided, further, that amounts eligible for recoupment by AllianzGI U.S. and Virtus, respectively, will be deemed reimbursed in the order in which amounts were waived, reduced or reimbursed by AllianzGI U.S. or Virtus, respectively, such that any portion of the AllianzGI Class Reimbursement Amount that is eligible for reimbursement shall be reimbursed in advance of any portion of the Virtus Class Reimbursement Amount that is eligible for reimbursement; and provided, further, that the amount of any such reimbursement to AllianzGI U.S. shall in no event exceed the AllianzGI Class Reimbursement Amount of that Class of the Covered Fund and the amount of any such reimbursement to Virtus shall in no event exceed the Virtus Class Reimbursement Amount.

7.    As necessary, and subject to any reimbursements made pursuant to paragraph 5 of this Agreement, on or before the last day of the first month of each fiscal year of each Covered Fund, an adjustment payment shall be made by Virtus and/or AllianzGI U.S. or the relevant Class of the Covered Fund such that the amount of the management fees or other expenses waived, reduced or reimbursed by Virtus pursuant to this Agreement with respect to such Class of the Covered Fund during the previous fiscal year shall equal the Annual Excess Amount, if any, for such previous fiscal year.

8.    This Agreement has an initial term through February 1, 2023, and shall apply for each fiscal year thereafter so long as it is in effect. After the end of the initial term, this Agreement shall automatically renew for one-year terms unless Virtus provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least thirty (30) days’ prior to the end of the then-current term, and provide that AllianzGI U.S. must consent to any change to this Agreement that affects its rights or obligations hereunder. In addition, this Agreement may be terminated by the Trust upon ninety (90) days’ prior written notice to Virtus at its principal place of business.

9.    Nothing herein contained shall be deemed to require the Trust or the Covered Funds to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended or supplemented from time to time (the “Declaration of Trust”) or Amended and Restated Bylaws, as amended or supplemented from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or that relieves or deprives the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Covered Funds.

10.    Any term or provision of this Agreement, including but not limited to the management fee, the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), has the same meaning as in the Management Agreement and the 1940 Act, as applicable, and any question of interpretation of such term or provision will be resolved by reference to the Management Agreement and the 1940 Act, as applicable.

11.    If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12.    A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each Covered Fund.

If the foregoing correctly sets forth the agreement between the Trust and Virtus, please so indicate by signing and returning to Virtus the enclosed copy hereof.

VIRTUS STRATEGY TRUST

By:	/s/ W. Patrick Bradley
Name: W. Patrick Bradley
Title: Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENTS ADVISERS, INC.

By:	/s/ Richard W. Smirl
Name: Richard W. Smirl
Title: Executive Vice President

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Andrew Wilmot
Name: Andrew Wilmot
Title: Managing Director

SCHEDULE A

(updated as of January 28, 2022)

Covered Funds

Fund Name	Net Annual Fund Operating Expense Limit	Expense Limitation Expiration Date
Virtus AllianzGI	Class A: 0.96%	February 1, 2023
Convertible Fund	Class C: 1.73%
Institutional Class: 0.71%
Class P: 0.71%
Class R6: 0.62%
Administrative Class: 0.93%

Virtus AllianzGI Core	Class R6: 0.25%
Plus Bond Fund	Institutional Class: 0.30%	February 1, 2023
Class P: 0.35%

Virtus NFJ Emerging	Class A: 1.14%	February 1, 2023
Markets Value Fund	Class C: 1.89%
Institutional Class: 0.89%
Class P: 0.99%

Virtus AllianzGI	Class A: 0.52%	February 1, 2023
Global Allocation	Class C: 1.27%
Fund	Institutional Class: 0.29%
Class P: 0.32%
Class R6: 0.22%
Administrative Class: 0.47%

Virtus AllianzGI	Class A: 0.82%	February 1, 2023
Global Dynamic	Class C: 1.58%
Allocation Fund	Institutional Class: 0.54%
Class P: 0.68%
Class R6: 0.54%
Administrative Class: 0.79%

Virtus AllianzGI	Class A: 0.94%	February 1, 2023
Global Sustainability	Institutional Class: 0.69%
Fund	Class P: 0.79%

Virtus AllianzGI High	Class A: 1.12%	February 1, 2023
Yield Bond Fund	Class C: 1.81%
Institutional Class: 0.83%
Class P: 0.80%
Administrative Class: 1.00%

Virtus AllianzGI	Class A: 1.25%	February 1, 2023
International Small-	Class C: 2.00%
Cap Fund	Institutional Class: 1.04%
Class P: 1.10%
Class R6: 1.00%

Virtus AllianzGI	Institutional Class: 0.55%	February 1, 2023
Preferred Securities	Class P: 0.60%
and Income Fund	Class R6: 0.50%

Virtus AllianzGI	Class A: 0.86%	February 1, 2023
Short Duration High	Class C: 1.11%
Income Fund	Institutional Class: 0.60%
Class P: 0.65%
Class R6: 0.55%

Virtus AllianzGI	Class A: 1.22%	February 1, 2023
Water Fund	Class C: 1.97%
Institutional Class: 0.93%
Class P: 0.94%

IN WITNESS WHEREOF, the Trust and Virtus have each caused this Schedule A to the First Amended and Restated Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, on this day of January 28, 2022.

VIRTUS STRATEGY TRUST

By:	/s/ W. Patrick Bradley

Name: W. Patrick Bradley
Title: Executive Vice President

ACCEPTED AND AGREED TO:

VIRTUS INVESTMENTS ADVISERS, INC.

By:	/s/ Richard W. Smirl

Name: Richard W. Smirl
Title: Executive Vice President